Exhibit 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT AGREEMENT is made as of the 6th day of May, 2007 effective as of  April 1, 2007.

BETWEEN:

(1)	Ness Technologies, Inc.
a Delaware Corporation
of Kiryat Atidim,Israel
(hereinafter including any subsidiary the “Company”)
(2)	Mr. Tuvia Feldman
(the “Executive”)

WHEREAS, the Parties have previously entered into an Employment Agreement dated as of December 12, 1995 and addendum as of August 27, 2000 (the “Employment Agreement”), setting forth the terms and conditions of the employment relationship of the Executive with the Company;

WHEREAS, the Parties desire to amend the provisions of the Employment Agreement in the manner hereinafter appearing:

NOW, THEREFORE, in consideration of the premises, and intending to be legally bound, the parties hereto hereby agree as follows:

1.                     In this Agreement, unless there is something in the subject or context inconsistent therewith, capitalized terms appearing in this Agreement shall have the meaning assigned to them in the Employment Agreement

2.                   The employment term is hereby extended until 31.12.08. This extension will not derogate from Section H to the Employment Agreement.

3.                     The Executive  is hereby granted a sign up grant of 135,000$ (gross in NIS) that shall be paid  upon the execution of this agreement. Should the Executive resign before 31.12.08 the grant will be proportionately reduced and any excessive payment may be set off against any  payment due to him by the Company.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

Ness Technologies Inc.

BY:	/s/ AHARON FOGEL	/s/ ISSACHAR GERLITZ
	Aharon Fogel	Issachar Gerlitz
Title:	Chairman of the board	President & CEO
The Executive
BY:		/s/ TUVIA FELDMAN
Tuvia Feldman